Exhibit 10.11
DRESSER-RAND GROUP INC.
STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE RESTRICTED STOCK UNITS
These Standard Terms and Conditions apply to any Award of performance restricted stock units granted to an employee of the Company under the Dresser-Rand Group Inc. 2008 Stock Incentive Plan (the “Plan”), on or after January 1, 2011, which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions.
1.	TERMS OF PERFORMANCE RESTRICTED STOCK UNITS
Dresser-Rand Group Inc., a Delaware corporation (the “Company”), has granted to the Grantee named in the Grant Notice provided to said Grantee herewith (the “Grant Notice”) an award of a number of performance restricted stock units (the “Award” or the “Performance RSUs”) specified in the Grant Notice. Each Performance RSU represents the right to receive one share of the Company’s Common Shares, $0.01 par value per share (the “Common Shares”) upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall, unless the context requires otherwise, include a reference to any Affiliate, as such term is defined in the Plan.
2.	VESTING OF PERFORMANCE RESTRICTED STOCK UNITS
The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in this Section 2 with respect to that number of Performance RSUs as described in this Section 2. The Award shall vest as follows on each of the following “Vesting Dates”:
Portion of Award Vesting February 15, 2012

Company’s Relative TSR for period from January 1, 2011 through December 31, 2011	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0%

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67%

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

Above 75th Percentile of Peer Group (“Maximum”)*	50%

Portion of Award Vesting February 15, 2013

Company’s Relative TSR for period from January 1, 2011 through December 31, 2012	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0%

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67%

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

Above 75th Percentile of Peer Group (“Maximum”)*	50%
Portion of Award Vesting February 15, 2014

Company’s Relative TSR for period from January 1, 2011 through December 31, 2013	Portion of Target Award Vesting (subject to adjustment by interpolation for performance within Threshold, Target and Maximum)*

Below 25th Percentile Relative to Peer Group	0%

At least 25th Percentile But Below 50th Percentile of Peer Group (“Threshold”)*	16.67%

At least 50th Percentile But Below 75th Percentile of Peer Group (“Target”)*	33.33%

Above 75th Percentile of Peer Group (“Maximum”)*	50%

*
The portion of the Target Award that vests on a Vesting Date shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Maximum. For example, if the Company’s Relative TSR for an applicable period is at 37.5% (halfway between the 25th Percentile and the 50th Percentile), the portion of the Target Award that would vest for that period would be 25% (halfway between 16.67% and 33.33%).

For purposes hereof:
•
“Company’s Relative TSR” means the ranking of the TSR of the Company’s Common Shares for the applicable performance period, on a percentile basis, compared to the TSRs of the common shares of the Peer Group for such performance period.

•
“TSR” for each performance period means the percentage change in the Average Stock Price of a Common Share (or for each member of the Peer Group, a share of the class of common stock most widely traded) from January 1, 2011 through the last day of the applicable year (or, in the event of Retirement in 2011, death or Disability, the date of such Retirement, death or Disability). For this purpose, any dividends paid between January 1, 2011 and the last day of the applicable year (or, in the event of Retirement in 2011, death or Disability, the date of such Retirement, death or Disability) with respect to a Common Share (or for each member of the Peer Group, a share of the class of common stock most widely traded) shall be included so as to reflect the cumulative rate of return utilizing price appreciation plus reinvestment of dividends so that they are reflected as an increase in such Average Stock Price. In addition, TSR shall be appropriately adjusted by the Compensation Committee to reflect stock splits, stock dividends, and similar events with respect to the Common Shares (or, as applicable, the class of common stock taken into account in determining the TSR of a member of the Peer Group).

•
“Peer Group” means the companies listed on Exhibit A. If a member of the Peer Group is acquired or is otherwise a party to a corporate transaction and no longer exists as a separate entity, or if its common stock is delisted, the TSR of the Peer Group will be determined for remaining performance periods retroactively to January 1, 2011, without such former Peer Group member.

•
“Average Stock Price” means the average closing price of the Common Shares (or for each member of the Peer Group, the class of common stock most widely traded) for the 30 calendar days immediately preceding January 1, 2011 or, as applicable, the last day of the applicable calendar year (or, in the event of Retirement in 2011, death or Disability or Retirement, the date of such Retirement, death or Disability).

Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:
(i)
if the Grantee’s separation from service is due to death or Disability before December 31, 2013, the Award shall vest with respect to with respect to any uncompleted calendar years in the same manner as specified above, but using the Company’s Relative TSR through the date of death of Disability rather than through the end of the applicable calendar year(s);

(ii)
subject to Section 9, if the Grantee’s separation from service is due to the Grantee’s Retirement (as defined in Section 18.G below) (x) during calendar year 2011, a pro-rata portion of the Target Award for 2011 shall vest, or (y) during calendar year 2012 or 2013, the Award shall continue to vest in the same manner as specified above (i.e., based on actual performance); provided, however, that if the Grantee’s Retirement is less than twelve (12) months after the Grant Date, only the following portion of the Award scheduled to vest in 2012 and 2013 shall be eligible to vest in the manner specified above: (x) the portion of the Award attributable to 2012 and 2013 granted hereunder, (y) multiplied by a fraction, (I) the numerator of which is the number of full days from the Grant Date through the date of Retirement, and (II) the denominator of which is 1095. The remaining portion of the Award shall be forfeited and canceled as of the date of such Retirement; and

(iii)
if the Grantee’s separation from service is for any reason other than Retirement, death or Disability, any then-unvested portion of the Award held by the Grantee shall be forfeited and canceled as of the date of such separation from service.

For purposes of this Section 2, “pro-rata portion” means a percentage, where the numerator is the number of days between January 1, 2011 and the date of the Grantee’s Retirement in 2010, and the denominator is 365.
3.	SETTLEMENT OF PERFORMANCE RESTRICTED STOCK UNITS
Vested Performance RSUs shall be settled by the delivery to the Grantee or a designated brokerage firm of one Share per vested Performance RSU following each performance period or as soon as reasonably practicable thereafter (but in no event later than the March 15th following the performance period); provided that in the event the Grantee’s separation from service (i) is due to death or Disability, such settlement shall occur as soon as reasonably practicable following the date of death or Disability (and in no event later than two and one-half months following the date of death or Disability), or (ii) is due to Retirement in 2011, such settlement shall occur as soon as reasonably practicable following such Retirement (and in no event later than two and one-half months following such Retirement).

4.	RIGHTS AS STOCKHOLDER
The Grantee shall have no voting rights or the right to receive any dividends with respect to Common Shares underlying Performance RSUs unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
5.	CHANGE IN CONTROL
Unless otherwise provided in an employment, severance or other agreement between the Company and the Grantee, the Committee shall determine the effect of a Change in Control on all unvested Performance RSUs. Without limitation, the Committee may provide for the acceleration of vesting of all or a portion of the unvested Performance RSUs at such performance level as determined by the Committee, for a cash payment based on the Change in Control Price in settlement of the Performance RSUs at such performance level as determined by the Committee, or for the assumption or substitution of Performance RSUs by the Grantee’s employer (or the parent or an Affiliate of such employer) or other service recipient that engages the Grantee immediately following the Change in Control. In all events, any action under this Section 5 shall comply with the applicable requirements of Section 409A of the Code.
6.	RESTRICTIONS ON RESALES OF SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Common Shares issued in respect of vested Performance RSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
7.	INCOME TAXES
The Company shall not deliver shares in respect of any Performance RSUs unless and until the Grantee has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Shares issuable in connection with the delivery of the Performance RSUs. The Grantee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Performance RSUs from any amounts payable by it to the Grantee (including, without limitation, future cash wages).

8.	NON-TRANSFERABILITY OF AWARD
The Grantee represents and warrants that the Performance RSUs are being acquired by the Grantee solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Performance RSUs may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws. Unless permitted by the Committee, the Performance RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.
9.	RESTRICTED ACTIVITIES
This Section 9 applies if the Grantee’s separation from service is due to the Grantee’s Retirement and, as a result, all or a portion of the Performance RSUs vest pursuant to Section 2(ii).
A.
By accepting the Performance RSU, the Grantee acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 18.B below); (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) the Grantee’s participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) in the period between the Grantee’s notice to the Committee of the Grantee’s Retirement and the date of the Grantee’s Retirement (the “Transition Period”), the Grantee will participate in identifying a successor, transitioning his or her responsibilities to and training a successor, and engaging in other transition activities (the “Transition Process”); (vi) given the Grantee’s position and responsibilities, including during the Transition Period, he or she necessarily will be relying on and/or creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; during the Transition Process will be transmitting Confidential Information to his or her successor; and in carrying out his or her responsibilities, including during the Transition Process, the Grantee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him or her of Confidential Information; (vii) the Grantee will have access to Confidential Information, including concerning the Transition Process, that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; (viii) the Grantee’s engaging in any of the Restricted Activities during the Restriction

Period would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of the Company; (ix) the Grantee will return to the Company upon Retirement all the Confidential Information, in whatever form or media and all copies thereof, in his or her possession, custody, or control; (x) by giving advance notice of his or her Retirement, the Grantee represents that he or she will not engage in the Restricted Activities; (xi) the Company is relying on such representation in providing the Grantee continuing access to Confidential Information and authorizing him or her to engage in the Transition Process and other activities that will create new and additional Confidential Information during the Transition Period; and (xi) absent the Grantee’s agreement to this Section 8, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion; and would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2.
B.
The Company, by granting the Performance RSU, and the Grantee, by accepting the Performance RSU, thus acknowledge and agree that during the remaining term of the Grantee’s employment with the Company, including the Transition Period, the Grantee (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will rely on and/or create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

C.
Accordingly, in consideration of the promises of the Company set out in Section 8.B, the Performance RSU, and the continued vesting of all or a portion of the Performance RSU upon Retirement as provided for in Section 2, the Grantee agrees that:

1.	He or she will not engage in any of the Restricted Activities (as defined in Section 18.E below) during the Restriction Period (as defined in Section 18.F below);
2.
If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, then (x) the Performance RSUs held by the Grantee that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Performance RSUs that have been settled, the Grantee shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Performance RSUs at the time of vesting;

3.
If he or she engages in, or threatens to engage in, any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, the Company would not have an adequate remedy at law and would be irreparably harmed and, accordingly, that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Grantee engages or threatens to engage in any of the Restricted Activities during the Restriction Period or otherwise violates his or her obligations under this Section 8, without the necessity of posting any bond or proving special damages or irreparable injury; and

4.
Neither Section 8.C.2 nor Section 8.C.3 constitute the Company’s exclusive remedy for a breach or threatened breach of the Grantee’s obligations under this Section 8, but shall be in addition to all other remedies available to the Company at law or equity.

D.
By accepting the Performance RSU, the Grantee acknowledges and agrees that (i) the restrictions contained in this Section 8 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 8.A and B, the Performance RSU, and the continued vesting of all or a portion of the Performance RSU upon Retirement as provided for in Section 2; (ii) the Company’s promises and undertakings set out in these Standard Terms and Conditions, and in particular Section 8.B, the Grant Notice, and the Plan, and the Grantee’s position and responsibilities with the Company and his or her promises and undertakings set out in Section 8.A, give rise to the Company’s interest in restricting the Grantee’s post-Retirement activities; (iii) such restrictions are designed to enforce the Grantee’s promises and undertakings set out in Section 8.A and his or her common-law obligations and duties owed to the Company; (iv) the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; (v) he or she will immediately notify the Company in writing should he or she believe or be advised that the provisions of this Section 8 are not, or likely are not, valid and enforceable; (vi) he or she will not challenge the enforceability of this Section 8; (vii) absent the Grantee’s agreement to this Section 8, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion and would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2.

E.
The provisions of Section 2 providing for the continued vesting of all or a portion of the Performance RSU upon Retirement and this Section 8 are mutually dependent and not severable, and the Grantee acknowledges and agrees that the Company would not provide for the continued vesting of the Performance RSU upon Retirement as provided for in Section 2 but for the Grantee’s promises set out in and the enforceability of this Section 8. Accordingly, if Section 8 or any part of it is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Grantee agrees that (x) the Performance RSUs held by the Grantee that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y) with respect to any Performance RSUs that have been settled, the Grantee shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Performance RSUs at the time of vesting; provided that if the scope of the restrictions in this Section 8 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Grantee and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.

10.	THE PLAN AND OTHER AGREEMENTS
In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.
Subject to the next paragraph, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.
The Award (including the terms described herein) are subject to the provisions of the Plan and, if the Grantee is outside the U.S., there may be an addendum containing special terms and conditions applicable to grants in the Grantee’s country. The grant of the Performance RSUs to any such Grantee is contingent upon the Grantee executing and returning any such addendum in the manner directed by the Company.
11.	NOT A CONTRACT FOR EMPLOYMENT.
Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Grantee’s employment or other service at any time for any reason.
12.	SEVERABILITY.
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13.	HEADINGS.
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.
14.	FURTHER ASSURANCES.
Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.
15.	BINDING EFFECT.
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
16.	ELECTRONIC DELIVERY
By executing the Grant Notice, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Performance RSUs via Company web site or other electronic delivery.
17.	SECTION 409A
The Award shall be administered pursuant to the requirements of Section 409A of the Code. For purposes hereof, “separation from service” shall have the meaning specified in Section 409A of the Code and the regulations thereunder. To the extent required by Section 409A of the Code, any payment hereunder to a Grantee is a “specified employee” shall be delayed until six months following such Grantee’s separation from service.

18.	DEFINITIONS
For purposes hereof, the following terms shall have the following meanings:
A.
“Competitor” shall mean any person or entity that carries on business activities in competition with the activities of the Company, including but not limited to (i) suppliers of rotating equipment, services and solutions for applications in the oil, gas, petrochemical and process industries including for oil and gas production; high-pressure gas injection, gas lift and other applications for enhanced oil recovery; natural gas production and processing; gas liquefaction; gas gathering, transmission and storage; hydrogen, wet and coker gas, synthesis gas, carbon dioxide and other applications for the refining, fertilizer and petrochemical markets; (ii) several applications for the armed forces; (iii) applications for general industrial markets such as paper, steel, sugar, and distributed and independent power generation; (iv) competing environmental solutions such as compressed air energy storage, combined heat and power, air separation, bio fuels, and wave or wind energy; or (v) servicing the Company’s installed base of equipment, and the installed base of the Company’s class of equipment of other suppliers through the provision of parts, repairs, overhauls, operation and maintenance, upgrades, revamps, applied technology solutions, coatings, field services, technical support and other extended services. The term “Competitor” specifically includes but is not limited to the centrifugal turbo and reciprocating compressor, steam and gas turbine, rotating machinery, related aftermarket parts and services (including repairs, revamps, re-rates, upgrades, applied technology, overhauls, remanufacturing, installation and start-up) and other competing businesses of (x) GE Oil & Gas/Nuovo Pignone, Siemens (including TurboCare), Solar Turbines, Inc., Rolls-Royce Group plc, Elliott Company, General Electric, Alstom, Mitsubishi Heavy Industries, Hitachi, MAN Turbo, Hickham USA, Sulzer Turbo Services, Wood Group, Burckhardt Compression, Neuman & Esser Group, Ariel Corp., Thomassen Mitsui & Co., Ltd., Ebara, Shin Nippon Machinery Co. Ltd., Caterpillar Inc., Solar, Hoerbiger, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (y) the successors to, assigns of, and affiliates of the persons or entities described in clause (x).

B.
“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Grantee); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Grantee.

C.	“Disability” shall have the meaning specified in Section 409A(a)(2)(C) of the Code and the related Treasury Regulations.
D.
“Noncompetition Area” shall mean the following geographic areas to the extent the Grantee’s duties and responsibilities for the Company take or took place anywhere in or are or were directed at any part of: (i) any foreign country in which the Company has provided, sold, or installed its services, products, or systems or has definitive plans to provide, sell, or install its services, products, or systems during the Grantee’s employment by the Company; and (ii) any state or territory of the United States of America.

E.	“Restricted Activities” means:
1.
The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company, or any person who at the time of the Grantee’s conduct had been employed by the Company within the previous 12 months, to leave that employment or cease performing those services;

2.
The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

3.
The Grantee, whether on his or her own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting, inducing, persuading, or enticing, or assisting another to solicit, induce, persuade, or entice, any person or entity who is a potential customer, supplier, or vendor of the Company, or at the time of the Grantee’s conduct was a potential customer, supplier, or vendor of the Company within the previous 12 months, not to become a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company; and

4.
The Grantee’s association directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, financial contributor, or consultant, with any Competitor.

With respect to the post-Retirement Restriction Period, the Restricted Activities in D.2 and D.3 extend only to a customer, supplier, or vendor or prospective customer, supplier, or vendor with respect to whom or whose business the Grantee has or had Confidential Information (including without limitation knowledge of or participation in a bid, proposal, or offer); and the Restricted Activities in D.4 extend only to a (x) the performance by the Grantee, directly or indirectly, of the same or similar activities the Grantee performed for the Company prior to Retirement or such other activities that by their nature are likely to lead to the disclosure of Confidential Information; and (y) that take place anywhere in, or are directed at any part of, the Noncompetition Area. The “Restricted Activities” do not extend to the Grantee’s investment in stock or other securities of a Competitor listed on a national securities exchange or actively traded in the over-the-counter market if he or she and the members of his or her immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding.

F.	“Restriction Period” shall mean the period of the Grantee’s employment by the Company and continuing through the date that is three years after the Grantee’s Retirement.
G.
“Retirement” shall mean the Grantee’s voluntary separation from service after the Grantee has attained age sixty-two and completed at least ten years of continuous service with the Company as of the date of separation or has attained age sixty-five and completed at least five years of continuous service with the Company as of the date of separation and in either event with the express intent not to engage in any of the Restricted Activities after separation, provided that the Grantee has provided the Committee at least one year’s advance notice of such retirement.

EXHIBIT A
MEMBERS OF PEER GROUP
Baker Hughes Incorporated (BHI)
Cameron International (CAM)
Exterran Holdings (EXH)
Flowserve (FLS)
FMC Technologies (FTI)
Gardner Denver (GDI)
Global Industries (GLBL)
Halliburton (HAL)
Idex (IDEX)
National Oilwell (NOV)
Oceaneering International (OLL)
Schlumberger (SLB)
Weatherford International (WFT)